EXHIBIT 99.1

News Release dated October 10, 2013

New Western Gas Corporation Announces Commencement of Recompletion Operations for the Opening of Additional Payzones On Two of Its Existing Fredonia Gas Wells.

IRVINE, Calif., October 10, 2013 – Today New Western Gas Corporation, a wholly owned subsidiary of New Western Energy Corp. (OTCBB: NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, announced the commencement of recompletion on two of its existing Fredonia Gas Wells in order to open additional pay zones of Pennsylvanian age coal at depths ranging from 600 to 1400 feet. The Fredonia Prospect is located in the central portion of the Cherokee Basin Structural Province, which extends over much of southeastern Kansas. This maturely explored basin is best known for its oil and gas production from shallow Pennsylvanian aged Sandstone reservoirs.

As earlier announced, this additional recompletion work is in continuation of New Western Energy’s development program, the “Fredonia Gas Prospect”, which was jump-started from the favorable results obtained from the previous recompletion operation performed on the Farwell 34-D3 well in July, 2013. Subsequent to the recompletion work on Farwell 34-D3, the daily production in natural gas from the well doubled. The Fredonia Gas Prospect contains in total 9 existing wells, four of which have multiple potential undeveloped coal gas reservoirs behind pipe. New Western Gas Corporation intends to proceed with additional recompletions over the next several months on existing behind pipe coal gas reserves in order to quickly bring additional natural gas production online.

Javan Khazali, President and CEO of New Western Energy Corporation stated “We are encouraged by the success of the recompletion operation performed on our Farwell 34-D3 well that resulted in increasing gas production by 100%. This has given us tremendous confidence to continue to open new payzones of Pennsylvanian age coal formations and thereby increase our gas production not only from existing behind pipe coal gas reserves, but also by expanding our program to include the future drilling of numerous new wells to fully exploit the Proved Undeveloped Coal Gas Reserves contained within the Fredonia Gas Prospect.”

Based upon the recently prepared Estimate of Reserves prepared by Lee Keeling And Associates Inc., the Fredonia Gas Prospect contains approximately 1,185,530 MCF of proven remaining recoverable gas reserves.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies.

These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and our other filings with the SEC at www.sec.gov or from us at New Western Energy Corp., 1140 Spectrum Irvine, CA 92618

CONTACT: Javan Khazali

(949) 435-0977

info@newwesternenergy.com